As filed with the Securities and Exchange Commission on August 3, 1998.

                                         Registration Statement No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                        DAWSON PRODUCTION SERVICES, INC.
                           (Exact name of Registrant)

                      TEXAS                           74-2231546
               (State of incorporation)            (I.R.S. Employer
                                                  Identification No.)

                          MICHAEL E. LITTLE, PRESIDENT
                        DAWSON PRODUCTION SERVICES, INC.
                         112 E. PECAN STREET, SUITE 1000
                            SAN ANTONIO, TEXAS 78205
                                 (210) 476-0420

    (Address and telephone number of Registrant's executive offices and name, address and telephone number of agent for service)

                                    COPY TO:
                                 J. ROWLAND COOK
                               JENKENS & GILCHRIST
                           A PROFESSIONAL CORPORATION
                         600 CONGRESS AVENUE, SUITE 2200
                               AUSTIN, TEXAS 78701

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

            ---------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                              PROPOSED            PROPOSED
   TITLE OF EACH           AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
CLASS OF SECURITIES         TO BE             OFFERING            AGGREGATE         REGISTRATION
 TO BE REGISTERED        REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)          FEE
----------------------------------------------------------------------------------------------------
Common Stock, $.01
par value                  68,067              $14.00             $952,938             $281.12
====================================================================================================

(1) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported on the New York Stock Exchange on July 29, 1998, in reliance on Rule 457(c) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               DAWSON PRODUCTION SERVICES, INC.
                                     CROSS REFERENCE SHEET
                            PURSUANT TO REGULATION S-K ITEM 501(b)

          FORM S-3 ITEM NUMBER AND CAPTION                  LOCATION/CAPTION IN PROSPECTUS
1.      Forepart of the Registration Statement and
        Outside Front Cover Pages of Prospectus.....    Outside Front Cover Page of Prospectus

2.      Inside Front and Outside Back Cover Pages of
        Prospectus..................................    Inside Front and Outside Back Cover
                                                        Pages of Prospectus
3.      Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges................    Risk Factors; The Company
4.      Use of Proceeds.............................    Not Applicable
5.      Determination of Offering Price.............    Not Applicable
6.      Dilution....................................    Not Applicable
7.      Selling Security Holders....................    Selling Shareholders
8.      Plan of Distribution........................    Plan of Distribution
9.      Description of Securities to be Registered..    Incorporation of Certain Documents by
                                                        Reference
10.     Interests of Named Experts and Consultants..    Not Applicable
11.     Material Changes............................    Not Applicable
12.     Incorporation of Certain Material by
        Reference...................................    Incorporation of Certain Documents by
                                                        Reference
13.     Disclosure of Commission Position on Indemni-
        fication for Securities Act Liabilities.....    Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion; Dated August 3, 1998

                                  68,067 Shares

                                     [LOGO]

                        DAWSON PRODUCTION SERVICES, INC.
                                  Common Stock

        This Prospectus relates to an aggregate of 68,067 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Dawson Production Services, Inc. ("Dawson" or the "Company"). The Common Stock is currently traded on the New York Stock Exchange ("NYSE") under the symbol DPS. On July 29, 1998, the closing sale price of the Common Stock on NYSE was $14.00 per share.

        The Shares may be offered from time to time by persons (collectively, the "Selling Shareholders") who acquired the Shares in a transaction or chain of transactions not involving a public offering. The Selling Shareholders have indicated that the Shares may be sold in the over-the-counter market or otherwise at prevailing market prices or negotiated prices or by a combination of the foregoing methods of sale. No underwriter has been engaged to participate in the offering of the Shares. Expenses of the offering, other than underwriting discounts and commissions, will be paid by the Company. Such expenses are estimated at $20,309. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders. See "Plan of Distribution."

                     THESE SECURITIES INVOLVE CERTAIN RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR, NOR
          HAS THE COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS __________________, 1998.

                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and exhibits.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof, and the reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, 16th Floor, New York, New York 10005.

        The statements contained in this Prospectus that are not historical facts, including but not limited to, statements found in the "The Company" and "Risk Factors," are forward-looking statements as that term is defined in
Section 21E of the Exchange Act that involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this Prospectus could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Prospectus, including without limitation, the matters discussed in "Risk Factors" and the uncertainties set forth from time to time in the Company's other public reports, filings, and public statements.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated herein by reference:

        (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998;

        (2) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 1998

        (3) the description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on February 8, 1996, including any amendment or report filed for the purpose of updating such description; and

        (4) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares, from the date of filing of such documents.

        Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: P. Mark Stark, Vice President and Chief Financial Officer, Dawson Production Services, Inc., 112 E. Pecan Street, Suite 1000, San Antonio, Texas 78205, telephone: (210) 476-0420.

                                   THE COMPANY

        Dawson Production Services, Inc. (the "Company" or "Dawson") is a leading provider of a broad range of workover, liquid and production services used in the production of oil and gas. The Company's services are utilized by major oil and gas companies as well as independent producers to optimize performance of oil and gas wells. Dawson is currently the third largest provider of land based workover rigs in the United States.

        The Company commenced operations in 1951. In 1982, under the direction of the current president, the Company initiated a strategy to expand and diversify the Company's workover rig services. At that time, the Company owned four workover rigs that were operated out of a single yard. In November 1994, the Company broadened the array of services that it provides by acquiring the liquid services and production services businesses of Well Solutions, Inc. (the "Well Solutions Acquisition") and expanded such business in July 1996 with the acquisition of Taylor Companies, Inc. (the "Taylor Acquisition") and in January 1997 with the acquisition of Mobley Company, Inc. (the "Mobley Acquisition"). In February 1997, the Company continued the growth by acquiring the stock of Pride Land Operations L.P. (the "Pride Acquisition"). The Taylor, Mobley and Pride acquisitions (the "1997 Acquisitions") established the Company as one of the largest providers of services in the oil industry. In December 1997, the Company acquired Bobby's Hot Oil Service, Inc., Tubing Tests Corp. and Alamo Tubing Testers Corp. (collectively, the "Bobby's Acquisition"), and in January 1998, the Company acquired PetroStar Corporation of Louisiana (the "PetroStar Acquisition"). The Bobby's, PetroStar and other small acquisitions during fiscal year 1998 (the "1998 Acquisitions") continued the Company's growth with the addition of 26 workover rigs and other equipment. In addition, the Company expanded its services to include hot oil trucks. The Company believes that it generally has been successful in acquiring businesses and assets and subsequently reducing overhead, enhancing internal controls, improving marketing and related operations through management incentives and improving the utilization of its assets by redeploying equipment.

        As a result of its acquisitions and certain corporate restructuring, the Company currently has several direct and indirect subsidiaries through which it conducts a significant portion of its operations. All of the assets are held in Dawson Production Partners, L.P., a Delaware limited partnership (the "Partnership"). All of the general and limited partnership interests in the Partnership are owned by three wholly-owned corporate subsidiaries of Dawson Production Services; Dawson Production Management, Inc., a Delaware corporation, owns a 1.4% general partnership interest in the Partnership; Dawson Production Taylor, Inc., a Delaware corporation, owns a 8.85% limited partnership interest in the Partnership; and Dawson Production Acquisition Corp., a Delaware corporation owns the remaining 89.75% limited partnership interest in the Partnership. Dawson has the following additional wholly-owned subsidiaries: Dawson Production Services de Mexico, S.A. de C.V., and Ubicadora de Tecnicos S.A. de C.V., both of which are companies organized under the laws of Mexico.

        The Company's principal executive office is located at 112 E. Pecan Street, Suite 1000, San Antonio, Texas 78205, and its telephone number is (210) 476-0420.

                               RECENT DEVELOPMENTS

        In a press release and letter to the Company, both dated June 29, 1998, Key Energy Group, Inc. ("Key") submitted to Dawson an unsolicited proposal to acquire all issued and outstanding shares of common stock of the Company at a cash price of $16 per share; Key also stated it would be willing to consider a stock-for-stock transaction or a mixed stock-and-cash transaction.

        On July 7, 1998, the Company issued a press release announcing that it had engaged Morgan Stanley & Co. Incorporated to review and provide advice with respect to Key's unsolicited proposal.

                                  RISK FACTORS

        THE STATEMENTS INCLUDED IN THIS REPORT REGARDING FUTURE FINANCIAL PERFORMANCE AND RESULTS AND THE OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. THE WORDS "EXPECT," "PROJECT," "ESTIMATE," "PREDICT" AND SIMILAR EXPRESSIONS ALSO ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO, INDUSTRY CONDITIONS, PRICES OF CRUDE OIL AND NATURAL GAS, AND OTHER FACTORS DISCUSSED IN THIS REPORT (INCLUDING THOSE SPECIFICALLY DISCUSSED BELOW) AND IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE INDICATED.

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS

        At March 31, 1998, the Company had approximately $149 million in total indebtedness, including $140 million of Senior Notes due February 1, 2007 (the "Senior Notes"). The Company historically has operated at substantially lower levels of debt. The Company's level of indebtedness has several important effects on its future operations, including, without limitation, that (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leveraged position substantially increases its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Senior Notes, or to sell selected assets or reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt or that any such financing, refinancing or sale of assets would be available on economically favorable terms.

DEPENDENCE ON VOLATILE OIL AND GAS INDUSTRY

        Demand for the Company's services depends substantially upon the level of activity in the oil and gas industry, which in turn depends in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves in land areas, the level of drilling and workover activity, domestic and international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. Currently, oil prices are down and natural gas prices are stable, while both oil and gas inventories are on the rise. Additionally, energy demand from Asian countries is on the decline. Given these fundamental factors, it is extremely difficult to predict or forecast customer demand for the Company's services. Continued depressed prices of oil, or material decline in natural gas prices could materially affect the demand for the Company's services and the Company's results of operations.
Industry conditions will continue to be influenced by numerous factors over which the Company has no control.

        The volatility of the oil and gas industry and the consequent impact thereof on exploration activity could adversely impact certain of the Company's customers. The Company, therefore, could be subject to special credit risks as to certain of its customers. While the Company endeavors not to take unjustified credit risks, it is necessary from time to time to extend trade credit to long-term customers and others where some risks of nonpayment or late payment could exist.

ACQUISITION RISKS

        The Company completed several small acquisitions in the fiscal year 1998. No assurance can be given that the Company will be successful in managing and incorporating the businesses and assets acquired into its existing operations or that such activities will not require a disproportionate amount of management's attention. The Company's failure to incorporate the acquired businesses and assets into its existing operations successfully, or the occurrence of unexpected costs or liabilities in the acquired businesses, could have a material adverse effect on the Company.

LIQUIDITY NEEDS; ABILITY TO REPAY NOTES

        The Company may from time to time fund a portion of its working capital needs and capital expenditure requirements from external financing. In addition, the Company expects that in order to repay the principal amount of the Senior Notes at maturity or upon acceleration, or to purchase the Senior Notes upon a Change of Control (as defined in the Indenture relating to the Senior Notes (the "Indenture")), it will likely be required to seek additional financing or engage in asset sales or similar transactions. These can be no assurance that sufficient funds for any of the foregoing purposes would be available to the Company at the time they are required on favorable terms.

RISKS RELATING TO INJECTION WELLS

        The Company's injection operations pose certain environmental liability risks to the Company. Although the Company monitors the injection process, any leakage from the subsurface portions of the wells could cause degradation of fresh groundwater resources, potentially resulting in cancellation of operation of the well, fines and penalties from governmental agencies, expenditures for redemption of the affected resource, and liability to third parties for property damages and personal injuries. In addition, the sale by the Company of residual crude oil collected as part of the saltwater injection process could impose liability on the Company in the event the transferee of the oil fails to manage the material in accordance with applicable environmental health and safety laws.

SUBSTANTIAL COMPETITION

        The workover rig and production services industry is highly competitive and fragmented and includes several large companies and a number of small companies capable of competing effectively with the Company on a local basis.

OPERATING RISKS AND INSURANCE

        The Company's operations are subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires and oil spills, that can cause personal injury or death, damage to or destruction of property, equipment, the environment and marine life and suspension of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the workover business. Litigation arising from a catastrophic occurrence at a location where the Company's equipment and services are used may in the future result in the Company being named as a defendant in lawsuits asserting potentially large claims.

        The Company maintains insurance coverage against these hazards that it believes to be customary in the industry. However, there can be no assurance that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable, or that insurance will continue to be available on terms as favorable as the Company's existing arrangements. The occurrence of a significant event or adverse claim in excess of the insurance coverage limits maintained by the Company could have a materially adverse effect on the Company's financial condition and results of operations.

RISK OF ENVIRONMENTAL COSTS AND LIABILITIES

        The Company's operations are subject to governmental laws and regulations governing the management and disposal of waste materials, otherwise relating to environmental protection or public health and safety. Many of the Company's operations take place in or near ecologically sensitive areas, such as the Texas Gulf Coast and Louisiana inland waters. Numerous local, state and federal environmental laws impose liability for causing pollution in inland and coastal waters. State and federal legislation also provide special protection to water quality and animal and marine life that could be affected by some of the Company's activities. The Company's operations also take place in states that stringently regulate environmental matters, such as California. In general, the regulations applicable to the Company's operations include certain regulations controlling the discharge of hazardous or toxic materials into the environment, requiring removal or remediation of pollutants and imposing civil and criminal penalties for violations. Some of the statutory and regulatory programs that apply to the Company's operations also authorize private suits, the recovery of natural resource damages by the government, injunctive relief and cease and desist orders.

        Some environmental statutes impose strict liability, rendering a person or entity liable for environmental damage without regard to negligence or fault on the part of such person or entity. As a result, the Company could be liable, under certain circumstances, for environmental damage caused by others or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

        The clear trend in environmental regulation has been to impose more restrictions and limitations on activities that may impact the environment, including the generation and disposal of wastes and the use and handling of chemical substances. These restrictions and limitations have increased operating costs for both the Company and its customers. Any regulatory changes that impose additional environmental restrictions or requirements on the Company and its customers could adversely affect the Company through increased operating costs and potential decreased demand for the Company's services.

        In this regard, the Resource Conservation and Recovery Act ("RCRA"), the principal federal statute governing the disposal of solid and hazardous wastes, includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as nonhazardous waste. A similar exemption is contained in many of the state counterparts to RCRA, including the state statutes in Texas, New Mexico, and Louisiana; however, there is no such exemption in the California statutes. If oil and gas exploration and production wastes were required to be managed and disposed of as hazardous waste, either as a result of changes in RCRA or the imposition of more stringent state regulations, domestic oil and gas producers, including many of the Company's customers, could be required to incur substantial obligations with respect to such waste. Because of the potential impact on the Company's customers, any regulatory changes that impose additional restrictions or requirements on the disposal of oil and gas wastes could adversely affect demand for the Company's services.

DEPENDENCE ON KEY PERSONNEL

        The Company believes that its success will depend to a significant extent upon the continued services of certain key individuals, particularly Michael E. Little, Chairman of the Board, President and Chief Executive Officer, and James J. Byerlotzer, Vice President of Operations and Chief Operating Officer. The loss of the services of either of these individuals could have a material adverse effect on the Company.

DEPENDENCE ON MAJOR CUSTOMERS

        During the fiscal year ended March 31, 1998, the Company derived approximately 11.2% of its revenues from its largest customer. The loss of this customer could have a material adverse effect on the Company's financial condition and results of operations.

DIVIDEND POLICY

        The Company has never paid cash dividends on the Common Stock and does not anticipate that cash dividends will be paid in the foreseeable future. The Company currently intends to retain any future earnings to finance the expansion and continuing development of the Company's business. The declaration and payment in the future of any cash dividends will be at the election of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, future loan covenants, general economic conditions and other pertinent factors. Furthermore, certain provisions of the Credit Facility (as defined in the Indenture) and the Indenture will restrict the Company's ability to pay cash dividends on the Common Stock.

SUBSTANTIAL AMOUNT OF SECURITIES SUBJECT TO REGISTRATION RIGHTS

        The Company is a party to a registration rights agreement entered into in 1995 pursuant to which certain shareholders, who at that time beneficially owned approximately 2.4 million shares of Common Stock, were entitled to registration of such shares under the Securities Act of 1933. Pursuant to the requirements of that registration rights agreement, in September 1997, the Company filed a shelf registration statement on Form S-3 pursuant to which it registered 707,631 shares of Common Stock. The Company is required to keep the shelf registration statement effective for a period of 36 months. In addition, the Company is a party to three additional registration rights agreements entered into in connection with recent acquisitions that require it to register 68,067 shares of the Company's issued and outstanding Common Stock and pursuant to which the Company has filed this Registration Statement. Sales of substantial amounts of the Common Stock in the public market pursuant to any such registration statement or otherwise could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

        The Company's Articles of Incorporation and Bylaws include certain provisions that may have the effect of discouraging potential unsolicited offers or other efforts to obtain control of the Company that are not approved by the Board. Upon a change of control of the Company, holders of the Senior Notes will have the right to require the Company to purchase such Senior Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase. Such provisions may adversely affect the market price of the Common Stock and may also deprive the shareholders of opportunities to sell shares of Common Stock at prices higher than prevailing market prices. Such provisions include the requirement that all shareholder action must be taken at a duly called annual or special meeting of shareholders unless a majority of the entire Board provides its prior approval for shareholder action to be taken by written consent of the shareholders. The Board has the authority, without further action by the shareholders, to issue up to 560,000 shares of the Company's preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue over 9,000,000 additional shares of Common Stock. The issuance of the Company's preferred stock or additional shares of Common Stock could adversely affect the voting power of the purchasers of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

        In addition, on September 11, 1997, the Company adopted a Shareholder Rights Plan (the "Rights Plan") that is designed to deter unfair takeover tactics. On that date, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock, to shareholders of record at the close of business on September 22, 1997.Each right entitles the registered holder to purchase from the Company one-tenth of one share of Common Stock of the Company, at a purchase price of $85 per share of Common Stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Harris Trust Company of New York, as Rights Agent. The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired.

                              SELLING SHAREHOLDERS

        The following table sets forth information, as of July 7, 1998, regarding the Selling Shareholders, their recent relationships with the Company and its affiliates, their ownership of Common Stock before and after this offering, and the number of Shares to be offered for the account of each.

                            MATERIAL
                       RELATIONSHIPS WITH     AMOUNT OF     NUMBER OF SHARES TO      AMOUNT OF
                           COMPANY OR        COMMON STOCK  BE OFFERED FOR SELLING   COMMON STOCK
                        AFFILIATES SINCE       OWNED AT         SHAREHOLDER'S         OWNED AT
 SELLING SHAREHOLDER       APRIL 1995        APRIL ,1998          ACCOUNT          OFFERING(1) (2)
 -------------------       ----------        ------------   --------------------  ----------------
SECURITY WELL SERVICE         NONE               9,482               9,482               -0-

SECURITY WELL SERVICE,        NONE              11,589              11,589               -0-
         INC.

    DAVID & MARIA             NONE              26,733              26,733               -0-
       BREEDING

BILL'S FLUID SERVICE, INC.    NONE              20,263              20,263               -0-

------------
(1) Assumes that all Shares are sold pursuant to this offering and that no additional Common Stock is sold or acquired by Selling Shareholders.

(2)     In each case, represents less than 1% of issued and outstanding Common
        Stock.

                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Shareholders that all or a portion of the Shares may be sold from time to time (i) on the New York Stock Exchange at prevailing market prices, (ii) otherwise than on such market at prevailing market prices or negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders, but will bear all expenses of registering the Shares under the Securities Act, except as provided below.

        Pursuant to the terms of various purchase agreements between the Company and the Selling Shareholders (or their predecessors in interest) (the "Purchase Agreements"), the Company has agreed to file the Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement for eight months, as contemplated by the Purchase Agreements. In addition, the Company and the Selling Shareholders listed herein have agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Except as specifically set forth herein, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

        The Company has been advised by the Selling Shareholders that they (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the New York Stock Exchange,
(ii) otherwise than on the New York Stock Exchange, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale (any of which may involve crosses and block transactions). The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Shareholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

        The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the Shares may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The Shares may also be sold in accordance with
Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

        Information as to whether any underwriter who may be selected by the Selling Shareholders, or any other broker-dealer, is acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

        All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

        The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any shares of the Common Stock by the Selling Shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are thesubject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The Company will require each Selling Shareholder and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Shareholder's Shares.

        It is anticipated that the Selling Shareholders may offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                  LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon for the Company by Jenkens & Gilchrist, A Professional Corporation, Austin, Texas.

                                     EXPERTS

        The financial statements of Dawson Production Services, Inc. as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

Available Information....................................................  3
Incorporation of Certain Documents
   by Reference .........................................................  3
The Company .............................................................  4
Recent Developments......................................................  5
Risk Factors ............................................................  5
Selling Shareholders .................................................... 10
Plan of Distribution .................................................... 10
Legal Matters ........................................................... 12
Experts ................................................................. 12

                                  68,087 Shares

                                DAWSON PRODUCTION
                                 SERVICES, INC.

                                  Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------

                                  July__, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:

        SEC Registration Fee.....................................  $      309
        Transfer Agent's Fees....................................       2,000
        Accounting Fees..........................................       5,000
        Legal Fees...............................................      10,000
        Miscellaneous............................................       3,000
                                                                   ----------
               Total.............................................  $   20,309
                                                                   ==========

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify its officers, directors, employees and agents for expenses and costs incurred in certain proceedings arising out of actions taken in their official capacity only if such persons were acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except in relation to matters in which they have been found liable (i) to the corporation, or (ii) on the basis that personal benefit was improperly received regardless of whether or not the benefit resulted from action taken in their official capacity. In the case of any criminal proceeding, such persons must also have had no reasonable cause to believe such conduct was unlawful. Article 2.02-1 further provides that a corporation shall indemnify its officers and directors against reasonable expenses incurred in connection with proceedings arising out of actions taken in their official capacity in which such persons have been wholly successful, on the merits or otherwise, in the defense of such actions. The Bylaws of the Company, as amended, provide for indemnification of the Company's directors, officers, and employees to the fullest extent permitted by Article 2.02-1. Additionally, the Company amended its Articles of Incorporation, with shareholder approval, to confirm that the Company has the power to indemnify certain persons in such circumstances as are provided in its Bylaws. The amendment further enables the Company to enter into additional insurance and indemnity arrangements at the discretion of the board of directors. The Company has entered into Indemnification Agreements with each of its officers and directors, the form of which was approved by the shareholders of the Company, that essentially indemnify such individuals to the fullest extent permitted by law.

        Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation's articles of incorporation may provide for the elimination or limitation of a director's liability. The Company's Articles of Incorporation to eliminate the liability of directors to the corporation or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to the Company and its shareholders to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act.

        The Company maintains insurance, the general effect of which is to provide coverage for the Company with respect to amounts that it is required to pay officers and directors under the indemnity provisions described above and coverage for officers and directors against certain liabilities, including certain liabilities under the federal securities law.

ITEM 16.       EXHIBITS.

        4 Specimen share certificates (incorporated by reference to the Company's Registration Statement No. 333-00452 on Form S-1 filed on January 18, 1996)

        5 Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding legality

        23(a) Consent of Jenkens & Gilchrist, A Professional Corporation (contained in its opinion filed as Exhibit 5)

        23(b) Consent of KPMG Peat Marwick LLP (contained in Part II of this Registration Statement)

        24      Power of Attorney (included on the signature pages hereof)

ITEM 17.       UNDERTAKINGS.

        A.     The undersigned registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement (i) to include any prospectus required by 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new

                Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 22, 1998.

                                                DAWSON PRODUCTION SERVICES, INC.


                                                By: /s/ MICHAEL E. LITTLE
                                                        Michael E. Little,
                                                        Chairman of the Board,
                                                        President and Chief
                                                        Executive Officer

        Each person whose signature appears below hereby constitutes and appoints Michael E. Little and P. Mark Stark, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below in multiple counterparts with the effect of one original by the following persons in the capacities and on the dates indicated.


        SIGNATURE                        TITLE                           DATE
        ---------                        -----                           ----
/s/ MICHAEL E. LITTLE        Chairman of the Board, President      July 22, 1998
    Michael E. Little        Chief Executive Officer and Director
                             (Principal Executive Officer)

/s/ P. MARK STARK            Chief Financial Officer               July 22, 1998
    P. Mark Stark            (Principal Financial and Accounting
                             Officer)

/s/ WM. WARD GREENWOOD       Director                              July 22, 1998
    Wm. Ward Greenwood

________________________     Director                              _____________
     J. Michael Bell

 /S/ DOUGLAS D. LEWIS        Director                              July 22, 1998
     Douglas D. Lewis

/s/ PAUL E. McCOLLAM         Director                              July 13, 1998
    Paul E. McCollam

/s/ STEPHEN F. OAKES         Director                              July 13, 1998
    Stephen F. Oakes

 /s/ RUSSELL BANKS           Director                              July 13, 1998
     Russell Banks

 /s/ LAWRENCE C. PETRUCCI    Director                              July 13, 1998
     Lawrence C. Petrucci

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dawson Production Services, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dawson Production Services, Inc., of our report dated June 17, 1998 with respect to the consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, incorporated herein by reference from the Company's annual report on Form 10-K for the year ended March 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

                                            KPMG PEAT MARWICK LLP

San Antonio, Texas

July 16, 1998

                                      II-6